                                  LICENSE AGREEMENT


              This AGREEMENT dated as of October 16, 1995 made by and between Trex Medical Corporation, a Delaware corporation, having its principal place of business at 36 Apple Ridge Road, Danbury, Connecticut ("TMC") and ThermoTrex Corporation, a Delaware corporation having its principal place of business at 9550 Distribution Avenue, San Diego, California ("TTC").

                                    INTRODUCTION

              WHEREAS, TTC is the owner of one or more inventions, patent rights and other intellectual property rights covering a complementary metal oxide semiconductor X-ray sensor (the "CMOS X-Ray Sensor") and is currently working on modifications, improvements and enhancements to such CMOS X-Ray Sensor;

              WHEREAS, TMC desires to obtain an exclusive license under such intellectual property of TTC in the fields of mammography and general radiography;

              WHEREAS, TTC is willing to grant such exclusive license, and to extend it to additional fields provided that TMC fulfills certain funding commitments.

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:


         1. DEFINITIONS

              As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

              1.1. "TTC Patent Rights" means all patents and patent applications (which for all purposes of this Agreement shall be deemed to include certificates of invention, applications for certificates of invention and utility models), including but not limited to those set forth in Schedule A, throughout the world, covering or relating to the CMOS X-Ray Sensor developed by TTC, prior to and during the term of this Agreement, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations or continuations-in-part, which TTC owns or controls, and under which TTC has the right to grant licenses or sublicenses to TMC, as of the date of this Agreement and thereafter during the term of this Agreement.

              1.2. "TTC Know-How" means any designs, specifications, research data, clinical data and other information relating to the CMOS X-Ray Sensor developed by TTC, which is owned or controlled TTC as of the date of this Agreement or which TTC acquires in connection with its activities under this Agreement.

              1.3. "TTC Intellectual Property Rights" means the TTC Patent Rights and the TTC Know-How.

              1.4. "Field" means the fields of mammography and General Radiography and any additional fields added pursuant to Section
         2.2 of this Agreement.

              1.5. "Licensed Product" means a product (i) which, or the manufacture, use or sale of which, is covered by a Valid Claim of any of the TTC Patent Rights in the country where the product is manufactured, used or sold or (ii) which embodies any TTC Know-How.

              1.6. "Party" means TMC or TTC; "Parties" means TMC and TTC.

              1.7. "Valid Claim" means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, cancelled or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

              1.8. "General Radiography" means those types of radiography described in Volumes I and II of Merrill's Atlas of Radiographic Positions and Radiographic Procedures, Sixth Edition.

         2.   LICENSE GRANT

              2.1. Licenses. TTC hereby grants to TMC a worldwide, royalty-free, paid-up, exclusive license under the TTC Intellectual Property Rights, including the right to sublicense any or all of such rights, to use, have used, sell, have sold, offer to sell and import Licensed Products for use in the Field.

              2.2. Additional Fields.  The exclusive license granted in
         Section 2.1 shall be extended to the fields of fluoroscopy (R&F), fluoroscopy (mobile C-ARM), and fluoroscopy (cardiology and angiography), in consideration of the commitment of TMC to pay to TTC the Commitment Amount specified below for the development of the CMOS X-Ray Sensor for applications in such fields, as well as mammography and General Radiography.

              Funding Year (Calendar)       Commitment Amount
                   1996                          $1,800,000
                   1997                          $2,000,000
                   1998                          $2,000,000

         The license extension provided in this Agreement shall terminate in the event TMC fails to make the payments specified in this
         Section 2.2. Any amounts provided by TMC in excess of the Commitment Amount for a given calendar year shall be credited toward the Commitment Amount due the following year.

         3.   REPRESENTATIONS, WARRANTIES AND LIMITATION OF LIABILITY

              3.1. Representations of TTC. TTC hereby represents and warrants that it owns or has the right to license all of the TTC Patent Rights set forth in Schedule A and the other TTC Intellectual Property Rights licensed hereunder. TTC hereby represents and warrants that the CMOS X-Ray Sensor developed by TTC does not infringe any copyright or patent or misappropriate any trade secret of any third party. TTC also hereby represents and warrants that any improvements, modifications, or enhancements to the CMOS X-Ray Sensor made by TTC will not misappropriate any trade secret of any third-party. TTC represents and warrants that the CMOS X-Ray Sensor and any digital receptor module supplied to TMC shall be free from defects when used in the manner intended for a period of one year from the date of shipment of such product by TTC. The sole remedies for breach of the warranty in the preceding sentence shall be (i) repair, (ii) replacement or if (i) or (ii) is not readily available, (iii) return of any monies paid to TTC in respect of such products.

              3.2. Representations of TMC. TMC hereby represents and warrants that it has the right to enter into this Agreement and that any improvements, modifications, or enhancements to the CMOS X-Ray Sensor made by TMC will not misappropriate any trade secret of any third party.

              3.3 Disclaimer of Warranty. EXCEPT AS SET FORTH IN SECTION 3.1, TTC HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CMOS X-RAY SENSOR AND DIGITAL RECEPTOR MODULES PROVIDED TO TMC, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

              3.4 Limitation of Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS
         AGREEMENT.

         4.   INTELLECTUAL PROPERTY RIGHTS

              4.1. Ownership. Except as otherwise provided in this Agreement, TTC shall retain the entire right, title and interest in and to all TTC Patent Rights. TTC shall have the initial right to file, prosecute and maintain the TTC Patent Rights, and TMC shall reimburse TTC for all expenses incurred in connection with such filing, prosecution and maintenance of the TTC Patent Rights.

         In the event that TTC does not take any action which is necessary to file, prosecute and/or maintain the TTC Patent Rights, TMC shall have the right to take such action at its expense. In order to enable TMC to take such action, TTC shall provide TMC with copies of all substantive communications to and from patent offices regarding each patent application and patent of the TTC Patent Rights.

              4.2. Improvements. Any patents or other intellectual property rights in any modifications, improvements or enhancements to the CMOS X-Ray Sensor made by either Party shall be owned by the Party making such modifications, improvements or enhancements; provided that TTC shall have an exclusive, royalty-free, right to make, use, offer to sell and sell products outside the Field incorporating modifications, improvements or enhancements made by TMC to the CMOS X-Ray Sensor during the term of this Agreement.
         In the event that the Parties jointly develop any modifications, improvements or enhancements, any patent applications and resulting patents covering such modifications, improvements or enhancements shall be jointly owned by the parties. TTC, however, shall have the exclusive right, at TTC's expense but in the joint names of the Parties, to file, prosecute or maintain any such jointly-owned patent applications and the resulting patents. Copies of all substantive communications to and from patent offices regarding such patent applications shall be provided to TMC for comment by TMC. In the event that TTC decides not to take any action to file, prosecute or maintain any jointly owned patent applications or patents, TMC shall have a right to do so at its expense but in the joint names of the Parties. The intellectual property rights in any modification, improvement or enhancement funded with the payments by TMC set forth in Section 2.2 shall be considered TTC Intellectual Property Rights owned by TTC and exclusively licensed in the Field to TMC under Section 2.1. TTC shall periodically disclose to TMC all TTC Know-How related to any such modifications, improvements or enhancements.

              4.3. Infringement.

                   (a) Each Party shall promptly report in writing to the other Party during the term of this Agreement any (i) known infringement or suspected infringement of any of the TTC Intellectual Property Rights in the Field by a third party of which it becomes aware, and shall provide the other Party with all available evidence supporting such infringement, or suspected infringement. Within ninety (90) days after TMC becomes, or is made, aware of any of the foregoing, TMC shall decide whether or not to initiate an infringement or other appropriate suit and shall advise TTC of its decision in writing. The inability of TMC to decide on a course of action within such ninety (90) day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit. TMC shall not have any rights to enforce TTC Intellectual Property Rights outside the Field.

                   (b) Except as provided in paragraph (d) below, TMC shall have the right to initiate an infringement or other appropriate suit anywhere in the world against any third party who at any time has infringed, or is suspected of infringing, any of the TTC Intellectual Property Rights in the Field. TMC shall give TTC sufficient advance notice of its intent to file such suit and the reasons therefor, and shall provide TTC with an opportunity to make suggestions and comments regarding such suit. TMC shall keep TTC promptly informed of, and shall from time to time consult with TMC regarding, the status of any such suit and shall provide TMC with copies of all documents filed in, and all written communications relating to, such suit.

                   (c) Any damages, settlement fees or other consideration for past infringement received as a result of such litigation in the Field shall be retained by TMC. If necessary, TTC shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. TTC shall offer reasonable assistance to TMC in connection therewith at no charge to TMC except for reimbursement of reasonable expenses, including out-of-pocket expenses and salaries of TTC personnel, incurred in rendering such assistance. TMC shall not settle any such suit which diminishes the rights of TTC outside the Field without obtaining the prior written consent of TTC, which consent shall not be unreasonably withheld.

                   (d) TMC shall promptly advise TTC of its intent not to initiate an infringement or other appropriate suit pursuant to paragraph (b) above. In the event that TMC does not initiate an infringement or other appropriate suit pursuant to paragraph (b) above within one hundred eighty (180) days of becoming aware of any infringement or suspected infringement of any of the TTC Intellectual Property Rights in the Field or if TMC shall have advised TTC of its intent not to initiate such suit, TTC shall have the right, at its expense, of initiating an infringement or other appropriate suit with respect to infringements of the TTC Intellectual Property Rights in the Field. TTC shall pay all expenses of the suit brought by TTC, including without limitation attorneys' fees and court costs, and TTC shall retain all amounts recovered in such suit. If necessary, TMC shall join as a party to the suit and shall participate only to the extent that such participation is required as a result of its being a named party to the suit.

         5.   ADDITIONAL OBLIGATIONS OF THE PARTIES

              5.1. Contract Development Services. TTC agrees to make available to TMC contract development services related to the CMOS X-Ray Sensor. If TMC wishes to use such services, it shall pay for such services on a total cost basis.

              5.2. Supply of Products. TTC shall, at its expense, integrate CMOS X-Ray Sensors into a digital receptor module. Such digital receptor module shall include the following components:

         CMOS X-Ray Sensor
         Read Out Electronics
         Memory Buffer
         Fiberoptic Link

         TMC shall purchase all of its requirements of CMOS X-Ray Sensors and the above referenced digital receptor modules for Licensed Products from TTC. Such products will be sold to TMC at TTC's cost until TMC has received an amount of Net Profit (as defined below) from the resale of such products by TMC to dealers or other customers equal to amounts paid for research and development under
         Section 2.2 hereof less any amounts for research and development incurred by TTC with the prior written approval of TMC, and thereafter at TTC's cost plus one-half of such Net Profit. "Net Profit" shall mean the difference between the prices TMC receives upon resale and TMC's and TTC's aggregate costs relating to such sales. For purposes of calculating prices to TMC, TTC's cost shall include manufacturing costs and overhead related thereto, but shall not include selling, general or administrative costs. TMC shall also provide TTC with a rolling one year forecast of planned monthly requirements of TMC and firm orders not exceeding such forecasts by more than twenty-five percent (25%) shall be placed at least three months prior to the desired delivery date. If TTC fails to supply the digital receptor modules and CMOS X-Ray Sensors on reasonable terms and conditions, other than the pricing structure set forth above which the Parties agree is reasonable, then TMC shall have the right to manufacture or have manufactured the CMOS X-Ray Sensors and the digital receptor modules and the exclusive license granted in Section 2.1 shall be extended to make or have made Licensed Products in the Field.

         6.   TERMINATION

              6.1. Term. This Agreement shall remain in effect until the earlier of (i) the expiration of all of the TTC Patent Rights or
         (ii) termination of this Agreement in accordance with the provisions of this Article 6.

              6.2. Early Termination. TMC shall be entitled to terminate this Agreement for any reason by written notice to TTC; however, in the event of a proposed termination by TMC for default by TTC of a material obligation hereunder, TTC may avoid termination by remedying the default within sixty (60) days after notice by TMC. TTC shall be entitled to terminate this Agreement by written notice to TMC in the event that TMC shall be in default of any of its material obligations hereunder and shall fail to remedy any such default within sixty (60) days after notice hereof by TTC. Upon termination of this Agreement pursuant to this Section 6.2, neither Party shall be relieved of any obligations incurred prior to such termination.

              6.3. Survival of Obligations. Notwithstanding any termination of this Agreement, the obligations of the Parties with respect to product liability indemnification (Section 7.1), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination by TMC for default of a material obligation by TTC pursuant to Section 6.2 or upon any termination upon expiration of the TTC Patent Rights, TMC shall have the right to manufacture or have manufactured the CMOS X-Ray Sensors and the digital receptor modules and the exclusive license granted in Section 2.1 shall be extended to make or have made Licensed Products in the Field.

         7.   INDEMNIFICATION

              7.1. Product Liability Indemnification. Except as otherwise provided herein, each Party (the "Indemnifying Party") agrees to defend the other (the "Indemnified Party") at the Indemnifying Party's cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees or expenses arising out of or in connection with the manufacture, commercialization, marketing, sale or use of any portion of a Licensed Product supplied or manufactured by an Indemnifying Party or its sublicensee, including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any such portion of a Licensed Product, claimed by reason of negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made.
         In the event of any such claim against the Indemnified Party by any party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party's written authorization.

              7.2. Infringement Indemnification. TTC shall defend and indemnify TMC from and against any damages, liabilities, costs and expenses (including reasonable attorneys fees) arising out of any claim that any Licensed Product infringes any patent or copyright or misappropriates a trade secret of a third party and such claim relates to the use in the Licensed Product of either TTC Know-How or devices or products supplied by TTC, provided that (i) TMC shall have promptly provided TTC with written notice thereof and reasonable cooperation, information and assistance in connection therewith and (ii) TTC shall have sole control and authority with respect to the defense, settlement or compromise thereof. Should any Licensed Product become or, in TTC's opinion, be likely to become the subject of an infringement claim, TTC may, at its option, (i) procure for TMC the right to continue using such Licensed Product, (ii) replace or modify such Licensed Product so that it becomes non-infringing, or, if (i) and (ii) are not reasonably available to TTC, then (iii) demand that TMC return to TTC the devices and products supplied by TTC and TTC shall refund to TMC the amount paid to TTC for such devices or products; provided that option (iii) shall be available to TTC only with respect to devices or products supplied by TTC and which are within the possession or control of TMC. TTC shall have no liability or obligation to TMC hereunder with respect to any patent, copyright or trade secret infringement or claim thereof based upon (i) use or sale by TMC or its customers of devices or products designed or provided by TTC in combination with devices or products not designed or provided by TTC or (ii) modifications, alterations or enhancements of the Licensed Products not created by or for TTC. TMC shall indemnify and hold TTC harmless from all costs, damages and expenses (including reasonable attorneys fees) arising from any claim enumerated in Clauses (i) and (ii) above in the previous sentence.

              7.3. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut.

              7.4. Waiver. The waiver by any Party of a breach or a default of any provision of this Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

              7.5. Notices. Any notice or other communication in connec-tion with this Agreement must be in writing and if by mail, by certified mail, return receipt requested or guaranteed overnight delivery, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

              If to TTC:  ThermoTrex Corporation
                       9550 Distribution Avenue
                       San Diego, California  92121

                       Attn:  President

              If to TMC:  Trex Medical Corporation
                       36 Apple Ridge Road
                       Danbury, Connecticut  06810

                       Attn: President

              7.6. No Agency. Nothing herein shall be deemed to constitute TMC, on the one hand, or TTC, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither TMC, on the one hand, nor TTC, on the other hand, shall be responsible for the acts or omissions of the other. Neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

              7.7. Entire Agreement. This Agreement and Schedule A hereto (which Schedule is deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, altera-tion or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

              7.8. Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.

              7.9. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unen-forceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

              7.10. Assignment. Neither Party shall assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that notwithstanding the foregoing to the contrary, a Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use, or sale of Licensed Product(s).

              7.11. Successors and Assigns. This Agreement shall be bind-ing upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

              7.12.Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instru-ment.

              7.13. Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

              IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

         THERMOTREX CORPORATION        TREX MEDICAL CORPORATION


         By:                           By:

         Name:                           Name:

         Its:                          Its:

                   Schedule A


                TTC Patent Rights


         UNITED STATES PATENT APPLICATION:  X-Ray Image Sensor
                     Serial No. 08/426,691
                     Filed: 4/21/95
                     Status: Pending